Exhibit 99.1

Contact:	Cascade Microtech, Inc.
Steven Sipowicz
Chief Financial Officer
503 601-1000

Cascade Microtech Reports Second Quarter 2009 Results

Revenue of $12.6 million, Up 10 % from First Quarter

PORTLAND, Ore.—(MARKET WIRE)—July 28, 2009—Cascade Microtech (NasdaqGM:CSCD-News) today reported financial results for the second quarter ended June 30, 2009.

Second quarter results include:

•	Revenue of $12.6 million, up 10% from Q109

•	Probes and sockets revenue increased 20% from Q109

•	Net loss of $1.6 million or $0.12 per share for Q209, compared to a net loss of $4.2 million or $0.31 per share in Q109

•	Cash and investment balances increased by $0.2 million from Q109 to $33.7 million

“We have seen a mild recovery in the market place with increases in our revenue and bookings, particularly in probes and sockets, which has improved our gross margin percentage in the second quarter. We have carefully managed our expenses by continuing our cost saving initiatives and have generated cash during the quarter,” said Geoff Wild, CEO of Cascade Microtech. “Although this does not appear to be a rapid recovery, we expect to see continuing growth over the remainder of 2009.”

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that third quarter 2009 revenues will be in the range of $12.5 million to $15 million.

Forward-Looking Statements

The statements in this release, particularly the comments above made by Mr. Wild and the paragraph above captioned “Financial Outlook”, are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-more-

The company will host a conference call beginning at 5 p.m. EDT (2 p.m. PDT) on July 28, 2009, to discuss its results for the second quarter of 2009.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 18571233; International: 617-801-6888.)

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	Year to Date Ended June 30,
				2009	2008
Sales	$12,616	$11,469	$19,287	$24,085	$40,046
Cost of sales	7,835	7,614	10,889	15,449	21,865

Gross profit	4,781	3,855	8,398	8,636	18,181

Operating expenses:
Research and development	1,818	1,993	2,826	3,811	5,732
Selling, general and administrative	5,186	5,395	7,335	10,581	14,214
Amortization of purchased intangibles	145	146	649	291	1,297

Total operating expenses	7,149	7,534	10,810	14,683	21,243

Loss from operations	(2,368)	(3,679)	(2,412)	(6,047)	(3,062)

Other income (expense):
Interest income, net	103	98	227	201	490
Other, net	440	(555)	(183)	(115)	256

Total other income (expense)	543	(457)	44	86	746

Loss before income taxes	(1,825)	(4,136)	(2,368)	(5,961)	(2,316)

Provision (benefit) for income taxes	(249)	29	(510)	(220)	(442)

Net loss	$(1,576)	$(4,165)	$(1,858)	$(5,741)	$(1,874)

Basic and diluted net loss per share	$(0.12)	$(0.31)	$(0.14)	$(0.43)	$(0.14)

Shares used in basic and diluted per share calculations	13,306	13,240	13,046	13,273	13,016

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$7,707	$3,750
Marketable securities	21,720	28,795
Accounts receivable, net	9,009	12,801
Inventories	17,930	19,079
Prepaid expenses and other	862	1,367
Income taxes receivable	945	1,003
Deferred income taxes	94	99
Assets held for sale	—	400

Total current assets	58,267	67,294

Long-term investments	4,251	2,465
Fixed assets, net	13,353	13,580
Purchased intangible assets, net	2,134	2,425
Deferred income taxes	262	237
Other assets	2,477	2,455

	$80,744	$88,456

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$11	$19
Accounts payable	2,829	4,110
Deferred revenue	1,021	1,120
Accrued liabilities	2,121	3,776

Total current liabilities	5,982	9,025

Capital leases, net of current portion	34	62
Deferred revenue	176	313
Other long-term liabilities	2,419	2,356

Total liabilities	8,611	11,756

Stockholders’ equity:
Common stock	84,538	83,345
Unrealized holding gain on investments	50	69
Accumulated deficit	(12,455)	(6,714)

Total stockholders’ equity	72,133	76,700

	$80,744	$88,456